Exhibit 3.3

STATE OF DELAWARE
CERTIFICATE OF CORRECTION

Andalay Solar, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1. The name of the corporation is Andalay Solar, Inc.

2. That a Certificate of Designations, Rights and Preferences of the Series E Convertible Preferred Stock was filed by the Secretary of State of Delaware on March 7, 2016, as corrected on March 9, 2016 (the “Certificate”) and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3. The inaccuracy or defect of said Certificate is that the number of shares designated in the Certificate was stated incorrectly.

4. The Resolution in the second paragraph of the Certificate shall be amended by replacing the Resolution with the following:

“RESOLVED, that there shall be a series of shares of the Corporation designated “Series E Convertible Preferred Stock”; that the number of shares of such series shall be 225,000 and that the rights and preferences of such series (the “Series E Preferred”) and the limitations or restrictions thereon, shall be as set forth herein.”

5. Section 1 of the Corporation’s Certificate shall be amended by replacing Section 1 in its entirety as follows:

“1.           Number of Shares. The number of shares constituting the Series E Preferred is hereby fixed at Two Hundred Twenty Five Thousand (225,000).”

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction this 10th day of March, 2016.

ANDALAY SOLAR, INC.

By: /s/ Edward Bernstein
Name: Edward Bernstein
Title: Chief Executive Officer